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Exhibit 14

CODE OF ETHICS
OF
AMC ENTERTAINMENT INC.
AND ITS SUBSIDIARIES

        This Code of Ethics is applicable to all of our directors, officers, including designated officers, and other associates (as such terms are defined below) and provides a general statement of our expectations regarding ethical standards to which such persons are expected to adhere. The Company's more detailed policies and procedures set forth in its various work conduct policies are separate requirements and are not part of this Code.

        As used herein, unless the context otherwise requires, 1) "associates" means employees, 2) "designated officers" means our chief executive officer, chief financial officer and chief accounting officer or controller or persons performing similar functions, 3) "we", "our", "us" or the "Company" means AMC Entertainment Inc., and 4) "you" means a director, officer or associate of the Company, as appropriate.

        Violations of this Code may be reported to Company's General Counsel or to its Compliance Director.

I.     Accurate and Timely Periodic Reports.

        We are committed to providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports that we are required to file and in other public communications that we make. To this end, we expect our designated officers and others responsible for such matters to conduct themselves in such a way that we will:

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  comply with generally accepted accounting principles at all times;

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  maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

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  maintain books and records that accurately and fairly reflect our transactions;

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  prohibit the establishment of any undisclosed or unrecorded funds or assets;

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  maintain a system of disclosure controls and procedures that will provide reasonable assurances to management that material information about us is made known to management, particularly during the periods in which our periodic reports are being prepared; and

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  present information in our periodic reports and other public communications in a full, fair, accurate, timely, clear and understandable manner.

II.    Conflicts of Interest.

        You should avoid any situation that may involve a conflict between your personal interests and our interests. A conflict of interest may exist when a situation resulting from your personal activities or financial affairs may adversely influence your judgment in the performance of duties to the Company. You should not engage in any conduct that is disloyal, competitive or damaging to the Company.

        Examples or possible conflicts of interest are when you have a financial or other interest in, or seek personal loans or services from, another company that does business with us or when you conduct business on our behalf with family members. In general, conflicts of interest may arise when you have interests that may make it difficult to perform your work for us objectively and effectively. In dealing with current or potential customers, film distributors, suppliers, contractors and competitors, you should act in our best interests to the exclusion of personal advantage.

        For our mutual protection, it is essential that all conduct or transactions involving a conflict of interest be fully disclosed to appropriate persons before they are undertaken. Directors and officers are expected to make prompt and full disclosure in writing to our General Counsel of any potential conflict of interest. Any transaction in which a director or officer may have a conflict of interest must be approved by the Audit Committee of our Board of Directors.

        You also should avoid the receipt of gifts, gratuities, favors or other benefits that might affect or appear to affect the exercise of your judgment on our behalf. Any substantial gift or favor offered by an actual or potential client, contractor or provider of goods or services, whether it be in tangible form or in the form of a service or individual benefit, should be refused unless acceptance of such gift or favor has been approved by your supervisor or, in the case of executive officers, by the Audit Committee from time to time. This prohibition is not intended to apply to ordinary courtesies of business life, such as token gifts of insubstantial value, modest entertainment incidental to a business relationship, or the giving or receipt of normal hospitality of a social nature.

III.  Compliance with Laws, Rules and Regulations.

        We strive to comply with all laws and governmental regulations applicable to us. We expect all associates to obey the laws of the cities, states and countries in which we operate. Although you are not expected to know the details of these laws, it is important to know enough to determine when to seek advice from appropriate sources. The following are intended to give certain guidance about how you should conduct yourself when performing your job.

          A.    Antitrust.    We and our subsidiaries do business globally in a very highly competitive industry. Our activities are subject to the antitrust and competition laws of the United States and the various states and countries in which we do business. In general, those laws prohibit agreements or actions that may restrain trade or reduce competition. Examples of possible violations of these laws include agreements with competitors to fix or control prices, to boycott specified suppliers or to allocate products, territories or markets. Special care should be taken to ensure that any contact with representatives of our competitors, film distributors, suppliers and others with whom we do business will not be viewed as a violation of any antitrust law. Any questions concerning whether a contact may raise antitrust concerns should be discussed with your supervisor, our Compliance Director or our General Counsel.

          B.    Insider Trading.    Any information about us that is not public should be considered confidential. Associates with access to confidential information may not use or share that information with others for stock trading purposes or for any other purpose except the conduct of our business. The prohibition on insider trading applies to our securities as well as those of other companies if an associate learns of material non-public information about those other companies in the course of performing his or her duties for us. Using non-public information for personal financial benefit or tipping others who might use it to make an investment decision is both unethical and illegal.

          C.    Transactional Reporting.    Directors and officers are subject to the reporting provisions of Section 16(a) the Securities Exchange Act of 1934 when they engage in transaction in our securities. We expect them to be aware of their obligations and to comply with these provisions.

          D.    Internal Financial Controls and Reports.    Accounting control standards and procedures exist to ensure that our assets are protected and properly used and our financial reports and records are accurate and reliable. The accuracy of these reports depends upon the accuracy of the information provided. All documents supporting the financial records should be accurate and should reflect the true nature of the transaction. You should not falsify or otherwise provide information that is not accurate or complete in connection with any Company form or record.

          E.    International Business Practices.    Certain of our subsidiaries transact business outside of the United States. In addition to the laws of those particular countries, the United States has certain restrictions on the conduct of foreign business. The Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to a foreign official, foreign candidate for political office or foreign political party for the purpose of improperly causing the foreign official, candidate or political party to act or cause an act for the benefit of the Company or a subsidiary. "Foreign officials" may include employees of state owned foreign companies as well as government officials. Other restrictions exist on the export of technology and on doing business with certain countries which are under sanctions. Associates whose jobs subject them to interactions with foreign countries and foreign based companies should seek legal counsel when transacting business outside of the United States. In particular, no payment should be made to any foreign official without the prior approval of our General Counsel.

          F.    Employment discrimination.    Our workforce is diverse and reflective of our society. All associates should respect the rights and cultural differences of other individuals. It is our policy not to discriminate against any person because of age, race, color, sex, religion, disability, national origin, or other classes protected by applicable federal, state or local law. Harassment of any such type will not be tolerated.

          G.    Safety and Health.    The safety and health of our associates is very important. Also, there are local, state and national laws which are designed to promote a safe workplace. Each associate has responsibility for maintaining a safe and healthy workplace for all associates by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

          H.    Competitive Information.    Non-public information related to our business strategies should not be shared with anyone outside our Company without proper authority. Likewise, in collecting information on the strategies of our competitors, only legitimate resources should be utilized.

          I.    Travel and Entertainment.    Travel and entertainment should be consistent with the needs of business. An associate should neither lose nor gain financially as a result of business travel and entertainment. Reports filed reflecting the nature and extent of expenses incurred for travel and entertainment should be accurate. Persons who approve such reports should take reasonable steps to ensure their accuracy.

IV.    Reporting Violations.

          A.    Any known or suspected violation of this Code of Ethics should be reported promptly to your supervisor, the Company's Compliance Director or the Company's General Counsel. In this regard, failure to report any violation and impeding an investigation will be deemed a violation of this Code of Ethics. Supervisors shall forward all reports to the Compliance Director or General Counsel. Reports may be in person or in writing and may be submitted on an anonymous basis. The Company's hotline system also may be used. The General Counsel will investigate any reports of alleged violations by directors or officers. The Compliance Director will investigate other reports as provided in the Company's compliance plan. The General Counsel and Compliance Director will advise the Audit Committee of such alleged violations and, following investigation, of their conclusions regarding the alleged violations. Any concerns raised about financial accounting practices or the Company's system of internal accounting controls will be reported to the Chairman of the Audit Committee of the Board of Directors, which will be responsible for overseeing the investigation and resolution of such concerns. If approved by the Audit Committee, the General Counsel will refer investigation and reporting responsibilities elsewhere.

          B.    The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any associate in the terms and conditions of their employment based upon any lawful actions of such associate with respect to good faith reporting of violations of the Code of Ethics or otherwise as specified in the Sarbanes-Oxley Act of 2002.

          C.    Consistent with our obligations under the law, and within the enforcement processes established in our compliance plan, we will keep confidential the identity of associates about or against whom allegations of violations are brought, unless or until it has been determined that a violation has occurred. Similarly, we will take all reasonable steps to keep confidential the identity of anyone reporting a possible violation. It will, of course, be necessary to share this information with counsel or others involved in the investigation of alleged violations.

V.    Accountability.    The policies reflected in this Code of Ethics are important to the Company. Violations will subject offenders to some manner of discipline or action, when and as warranted. Discipline will not necessarily be progressive in nature, which means that the first violation will not necessarily begin with the least severe discipline and then move up one level for each subsequent violation. The appropriate discipline will be given considering the nature of the violation and the individual's history with the Company. Possible disciplinary measures may range from a warning to a discharge. In addition, referral of a matter may be made to appropriate government authorities.

VI.    Administration.    The Audit Committee is responsible for setting the standards set forth in this Code of Ethics and may, in its discretion, update it from time to time. Any amendments affecting directors and executive officers will be publicly disclosed in accordance with the rules of the Securities and Exchange Commission. The Audit Committee also may determine to waive violations of this Code of Ethics, but any such waiver regarding a director or executive officer, which constitutes a material departure from a provision of this Code of Ethics is also subject to Board approval and will be publicly disclosed in accordance with the rules of the Securities and Exchange Commission.

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CODE OF ETHICS OF AMC ENTERTAINMENT INC. AND ITS SUBSIDIARIES